Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

May 15, 2006

4:00 p.m. CT

Operator: Good day everyone and welcome to today’s LBI Media First Quarter 2006 Results Conference. Today’s call is being recorded.

At this time for opening remarks, I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon everyone and welcome to our first quarter 2006 earnings teleconference.

During today’s call, I’ll provide an overview of operating results for the quarter ended March 31, 2006, as well as discuss recent developments at LBI Media. I’ll also address more detailed financial results and then address questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments, that will occur or may occur at LBI in the future, are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s public filings with the SEC at www.sec.gov, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA which we define as net income/loss plus income tax expense, loss/gain on the sale of property and equipment, net interest expense, depreciation and amortization, impairment of broadcast licenses, and noncash employee compensation. However, for the purposes of this teleconference, I’ll refer to what we call Adjusted EBITDA as simply EBITDA.

In compliance with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-Q, which was filed with the SEC today.

For the quarter ended March 31, 2006, net revenues increased 8.3% to $22.2 million from $20.5 million for the same quarter last year. This industry leading net revenue growth was achieved even when compared to a good quarter in 2005.

In the first quarter of 2006, our television station group generated net revenue growth of 13.9% versus the first quarter of 2005. We continue to be very excited about our strategy of airing internally produced, compelling entertainment programming that generates competitive ratings by counter-programming our network competitors. Our most recent productions: Estudio 2, Secretos Houston, and El Show de Don Cheto are performing well and have allowed us to grow our audience further.

In the case of El Show de Don Cheto, this new program demonstrates our ability to leverage the popularity of our radio personalities on television. Don Cheto is our highest rated radio personality on KBUE-FM, “Que Buena”, in Los Angeles. In fact, he is number one even against general market stations. By successfully creating a television program that centers around his personality, we have been able to improve our ratings position in the important early fringe time period. The success of this new program and the continued evolution of our entertainment shows has contributed to our overall success in the important 3:00 P.M. to 10:00 P.M. time period during February Sweeps. In fact, in our target demographic of Men 18 to 34, we are the number 2 ranked Hispanic television station in Los Angeles after Univision in early fringe and prime time.

Our radio division net revenues increased 2% to $9.8 million from $9.6 million for the same quarter last year. We continue to be enthusiastic about our revenue growth prospects in 2006. Our radio revenue growth for the full year of 2005 was an industry leading 11.4%. So we have difficult year to compete against, however, the strength of our stations in their respective markets should make for a good year in 2006 as well. Our radio ratings have remained strong in both Los Angeles and Houston. Our “Que Buena” format in Los Angeles is the #2 ranked Hispanic station among persons 18 to 34 and 18 to 49 from 6:00 A.M. to 7:00 P.M. in the Winter 2006 Arbitron book. During our daily Don Cheto radio program on “Que Buena” we are the number one ranked station with an 11.3 average quarter hour share among persons 18 to 49 and a 13.3 average quarter hour share among persons 18 to 34. KHJ-AM, our Ranchera music format in Los Angeles remains the number one ranked Spanish AM in the market. In Houston, our Spanish radio formats remain the number two ranked group among Hispanic station groups in the market. In comparing the Winter 2006 Arbitron survey to the Winter 2005 period, our Spanish radio stations in Houston are up 25% from 6:00 A.M. to 7:00 P.M. in the persons 18 to 34 demographic and 13% from 6:00 A.M. to 7:00 P.M. in the persons 18 to 49 demographic.

On May 8, 2006 we refinanced LBI Media’s $220.0 million senior revolving credit facility with a new $150.0 million senior revolving credit facility and a new $110.0 million senior term loan facility. We have the option of requesting that the senior lenders increase the aggregate amount of the new senior credit facilities by an amount equal to no more than $50.0 million; however, the lenders are not obligated to do so. There are no scheduled reductions of commitments under the new senior revolving credit facility. Under the new term loan facility, the company must pay 0.25% of the original principal amount of the term loans each quarter, or $275,000, plus 0.25% of any additional principal amount incurred in the future under the term loan facility. The new senior credit facilities mature on March 31, 2012.

As of May 15, 2006, the company had approximately $10.0 million aggregate principal amount outstanding under the new senior revolving credit facility and $110.0 million aggregate principal amount of outstanding term loans. Borrowings under the new senior credit facilities bear interest based on either, at the company’s option, the base rate for base rate loans or the LIBOR rate for LIBOR rate loans, in each case plus the applicable margin stipulated in the new senior credit agreements. The new senior revolving credit facility contains customary covenants including a maximum leverage ratio and a minimum interest coverage ratio.

At this time I would like to introduce you to our new CFO, Bill Keenan. Bill joined us on May 3 and we are very excited to have him as a new addition to our management team. Bill will review our financial results for the first quarter of 2006, which were included in our press release issued earlier today, Bill. . .

Bill Keenan: Thanks, Lenard.

For the quarter ended March 31, 2006, net revenues increased 8.3% to $22.2 million from $20.5 million for the same quarter last year. The increase is primarily attributable to revenue growth from our television stations in California and Texas and our radio stations in Houston. New original television programming resulted in improved ratings, increased advertising rates and more inventory sold. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 10% to $13.0 million in the first quarter of 2006 versus $11.8 million in the first quarter of 2005. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales salaries and commissions associated with the growth in our revenue base. As a result, first quarter 2006 Adjusted EBITDA increased by $0.6 million or 6.5% to $9.3 million for the three months ended March 31, 2006, from $8.7 million for the same period in 2005.

The company recognized net income of $1.2 million for the quarter, compared to $1.8 million for the same period in 2005, a decrease of $0.6 million in net income primarily due to increased noncash employee compensation and higher programming, selling and general and administrative expenses.

Television division net revenues increased 13.9% to $12.4 million for the quarter ended March 31, 2006 from $10.9 million for the same quarter last year. This increase is primarily attributable to revenue growth across all of our stations reflecting improved ratings performance and creative advertising strategies for our clients. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 14% to $7.9 million from $6.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced programming and an increase in sales salaries and commissions associated with our revenue growth. As we enter the second quarter of 2006, we expect the growth in our programming expense to lessen since most of our programs will have been in production for over a year. As such, the comparison to previous quarters will be less dramatic from an expense growth perspective. Operating income increased $0.4 million or 13% to $3.5 million from $3.1 million for the same quarter last year. Adjusted EBITDA for the television division increased by $0.5 million or 13% to $4.5 million from $4.0 million for the same quarter last year.

Radio division net revenues increased 2% to $9.8 million from $9.6 million for the same quarter last year. Revenue growth in our radio segment is primarily attributable to revenue growth at our Houston radio stations and was partially dampened by results posted in the first quarter of 2005, when our radio division net revenues increased by 7.6%. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 2% to $5.1 million from $5.0 million for the same quarter last year. Operating income decreased 13% to $3.8 million from $4.4 million for the same quarter of 2005. Adjusted EBITDA for the radio division increased approximately $33,000, or approximately 1.0%, to $4.7 million for the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

Turning to our balance sheet, at March 31, 2006 we had approximately $0.8 million in cash and short-term marketable securities and total debt of $269.5 million. Our total debt balance included $117.1 million of borrowings under our old senior credit facility. Our trailing 12 month EBITDA, as defined in our new credit agreement described earlier, was $46.9 million as of March 31, 2006. Thus, our total debt to EBITDA ratio was 5.7 times, versus 6.3 times at the end of the first quarter of 2005. We can borrow $150 million under our new senior credit facility and remain in compliance with the financial covenants governed by our new senior credit facility agreement and senior subordinated notes indenture. As of the end of the quarter, we are in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the three months ended March 31, 2006 were approximately $2.5 million related to the construction of a new tower and transmitter site for our Dallas radio station, upgrading several of our radio stations and towers in Houston, completion of the relocation of our Dallas television transmitter and antenna site and the addition of studio and transmission equipment for our Los Angeles and Houston television stations.

We are also scheduled to make payments for deferred compensation under some of our employment agreements over the next twelve months. Some of the payments are due in the first half of 2006, which we must pay in cash. More than a majority of the payments are due in 2007 and we may pay those amounts in cash or common stock if our parent completes its initial public offering by December 31, 2006. If our parent does not complete its initial public offering by that time, then we must pay those amounts in cash.

This concludes our formal remarks. I will now turn the call over to the operator to moderate a question and answer session.

Operator: And today’s question and answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your touch-tone phone. Once again, star one for questions. We’ll take as many questions as time permits in the order that you signal. As a reminder if you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll pause a moment to assemble our audience.

And at this time, no one has signaled. Perhaps we will offer another opportunity. If you would like to ask a question today, please press the star key followed by the digit one on your touch-tone telephone.

Well, at this time, no one has signaled for questions, gentlemen. I’ll turn the call back to you for any closing remarks you may have.

Lenard Liberman: Thank you for participating. We appreciate it.

Operator: Ladies and gentlemen, this will conclude our conference. We appreciate your participation. You may disconnect at this time.

END